Stoecklein Law Group, LLP
Practice Limited to Federal Securities

Columbia Center	Telephone: (619) 704-1310
401 West A Street	Facsimile: (619) 704-1325
Suite 1150	email: djs@slgseclaw.com
San Diego, California 92101	web: www.slgseclaw.com

November 2, 2012
Brenton Country
President
7494 Saginaw Way
Citrus Heights, CA 95610

Re: Offering on a Best Efforts All or None Basis- Waiver of Rights as a Creditor

Dear Mr. Country:

We understand that you are filing Form S-1 Registration Statement and plan on raising money on an best efforts, all or none basis. The money raised from this offering will be put into an account that will not bar attachment from creditors. We know we may be one of those creditors and we agree to waive any rights and claims we have to funds in that account, other than any amount you pay us voluntarily pursuant to our agreement.

Sincerely,

/s/Donald Stoecklein
Donald Stoecklein